EXHIBIT 10.1
                ________________________________________

November 15, 1996


Mr. John D. Kirkendoll, President
Entertainment Corporation of America

Re:  Purchase of Stock and Agreement
     for Dividend Distribution

Dear Mr. Kirkendoll:

As you know, we have determined to become a publicly-held company and have decided to employ the distributive registration technique by which to accomplish this goal. You indicated that your company has approximatley
900 shareholders and that it is your desire to add value to the ownership of your company's stock through dividend distributions of other companies' stock.

Let this letter, then, serve to memorialize our oral agreement relating to the purchase by Entertainment Corporation of America, a Delaware corporation ("ECA"), of shares of common stock, $.0001 par value per share (the
"Common Stock") of Media Entertainment, Inc., a Nevada corporation
("MEI"), and the distribution of such Common Stock to the shareholders of ECA, pursuant to an effective Registration Statement on file with the Securities and Exchange Commission ("SEC"). Our agreement is as follows:

1. In consideration of a cash payment of $360.00 by ECA, MEI agrees to issue to ECA a total of 360,000 shares of MEI's Common Stock, which amount of Common Stock shall represent 6% of the outstanding Common Stock of MEI as of December 31, 1996, on which date MEI will have completed its first step of capitalization.

2. ECA agrees to declare a dividend with respect to all of the shares of MEI Common Stock purchased by ECA, whereby ECA would distribute, as a property dividend, the shares of MEI Common Stock pro rata to its shareholders.

3. MEI agrees to file with the Securities and Exchange Commission, and bring to effectiveness, a Registration Statement on Form S-1 with respect to the dividenddistribution of the MEI Common Stock to the shareholders of ECA. MEI further agrees and undertakes to pay all of the expenses relating to the preparation, filing and bringing to effectiveness of such Registration Statement, including, without limitation, legal fees, accounting fees, SEC filing fees, Blue Sky filing fees, transfer agent fees, courier fees and copying fees. In addition, MEI agrees and undertakes to pay all of the expenses relating specifically to the dividend distribution, including, without limitation, prospectus printing fees and postage.

4. MEI agrees to indemnify ECA, its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil, including any action alleging negligence, or criminal action brought against them as a result of ECA's entering into the agreement memorialized herein, unless, in any such action, they are judged to have acted with gross negligence or willful misconduct. In the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

5. ECA agrees to cooperate fully with MEI, its counsel and accountants as may be necessary to effectuate the preparation, filing and bringing to effectiveness of the Registration Statement relating to the dividend distribution.

Should the foregoing accurately reflect your understanding of our agreement, please sign below in the appropriate place and return to the undersigned.

Thank you for your attention.

Sincerely,

/s/ David M. Loflin
David M. Loflin
President

AGREED AND ACCEPTED:

ENTERTAINMENT CORPORATION OF AMERICA
By:   /s/ John D. Kirkendoll
     John D. Kirkendoll
     President